Exhibit 10.1
EMPLOYMENT AGREEMENT
     AGREEMENT, dated as of October 1, 1997, previously restated as of February 26, 2003, and hereby further restated to be effective as of August 1, 2008, by and between M.D.C. Holdings, Inc. (the “Company”), and Larry A. Mizel (the “Executive”).
     WHEREAS, the Executive has served the Company in various capacities for over thirty-five years;
     WHEREAS, the Company desires to assure itself of the services of the Executive for the period provided in this Agreement; and
     WHEREAS, the Executive is willing to serve in the employ of the Company for such period upon the terms and conditions hereinafter provided;
     NOW, THEREFORE, in consideration of Executive’s past, present and future performance of services for the Company and in consideration of the mutual promises and agreements hereinafter set forth, the Company and the Executive agree as follows:
     1. Employment and Duties. The Company shall employ the Executive, and the Executive shall be employed by the Company, as Chairman of the Board and Chief Executive Officer, at the Company’s headquarters in Denver, Colorado (or such other location as the Executive and Company may agree) for the term of this Agreement. In this capacity, the Executive shall perform such services, consistent with his office, as from time to time shall be assigned to him by the Board of Directors of the Company, devoting such time and effort to manage, operate and direct the activities of the Company and perform all of the functions of the offices held by him, as directed by the Board of Directors from time-to-time; provided however that the Executive may also engage in other activities (subject to Section 6(b) below) consistent with his prior practices while employed by the Company so long as such activities do not adversely affect the performance by the Executive of his duties and responsibilities hereunder.
     2. Term. The term of the Executive’s employment hereunder shall begin on August 1, 2008 and shall continue through December 31, 2010 (the “Initial Term”); provided, however, that the term of employment shall be automatically extended beyond the Initial Term for successive two-year periods (each, an “Additional Term”) unless the Company or the Executive shall give written notice to the other party hereto of its or his intent to terminate this Agreement at the end of the then current Term, such notice to be given at least six months prior to the expiration of the Initial Term or any extension thereof (the Initial Term and any and all Additional Terms are hereinafter collectively referred to as the “Employment Term”).
     3. Compensation and Benefits.
          (a) Base Salary. During each calendar year of the Employment Term, the Company shall pay the Executive a base salary at a rate of not less than $1,000,000 per year (the “Base Salary”), payable in substantially equal semi-monthly installments. Not less frequently than annually, Executive will be eligible for periodic increases in Base Salary under the Company’s normal policies and procedures for executive salary increases which currently provide for annual reviews of executive salaries. Executive’s Base Salary for any year may not be reduced below the Executive’s Base Salary for the prior year without the consent of both Executive and the Company.
          (b) Annual Incentive Compensation. For calendar year 2008 and the remainder of the Employment Term, Executive will continue to participate in the Company’s Executive Officer Performance Based Compensation Plan as it may be amended, and any successor or supplementary incentive compensation plans established by the Company (the “Performance Plans”) and shall be entitled to incentive payments as provided thereunder and as otherwise provided by the Company. The payments the Executive is entitled to receive under the Performance Plans and this Section 3(b) shall be referred to herein as the “Annual Incentive Compensation” for the year to which they are attributable, regardless of the year in which they are paid.
          (c) Long-Term Incentive Compensation. The Executive shall continue to participate in the Company’s Employee Equity Incentive Plan, as it may be amended, and any successor or supplementary compensation and incentive plans or programs established by the Company (the “Equity Plans”).
          (d) Retirement Benefit. The Company shall pay the Executive a retirement benefit (“Retirement Benefit”) as hereinafter defined in consideration of the Executive’s past, present and future services to the Company. The present Retirement Benefit in which the Executive is vested as of the date of this Agreement is a benefit for life equal to $700,000 per year. Upon completion of service at the conclusion of the Initial Term, the Retirement Benefit shall be increased to a benefit for life equal to $1,000,000 per year, and the amount of the annual benefit for life shall be increased with the completion of each succeeding Additional Term by $333,333.33 up to an aggregate amount of annual lifetime benefit not to exceed $2,000,000 per year. Except as otherwise expressly provided in Section 4, the Retirement Benefit shall be paid in equal monthly installments commencing on the first day of the month following the Executive’s retirement from the Company (the “Commencement Date”) and shall continue for the duration of Executive’s lifetime. Retirement shall occur at the time the Executive has a separation from service with the Company consistent with the provisions for separation from service contained in Treas. Reg. § 1.409A-1(h). Notwithstanding the preceding or any other provision of this Agreement to the contrary, the Retirement Benefit shall be $2,000,000 per year in the event the Executive’s employment is terminated prior to the expiration of the Initial Term or each Additional Term pursuant to (1) the Executive’s death (in which event the provisions of Section 4(a)(ii) regarding payment to a Beneficiary shall apply) or his becoming Totally Disabled in accordance with Section 4(a), (2) a termination by the Company without Cause in accordance with Section 4(c) or (3) the Executive’s election to terminate his employment in accordance with Section 4(d), provided that such termination results in a separation from service with the Company consistent with the provisions for separation from service contained in Treas. Reg. § 1.409A-1(h).
          (e) Medical Insurance Benefits. During the Employment Term and for the duration of Executive’s lifetime after the Commencement Date, the Company shall pay for and make available medical insurance coverage for Executive for the duration of Executive’s life. The medical insurance coverage shall provide coverage and benefits that are at least comparable to that provided to the Executive at the time of execution of this Agreement. In addition such medical insurance shall provide comparable coverage for the Executive’s spouse for the duration of Executive’s life and if she survives him for an additional sixty months after Executive’s death.
          (f) Expense Reimbursement. The Company promptly shall pay, or reimburse the Executive for, all ordinary and necessary business expenses incurred by him in the performance of his duties hereunder including, but not limited to, expenses and dues associated with Executive’s involvement with professional, industry, community, civic and charitable organizations, provided that the Executive properly accounts for all such expenses in accordance with Company policy.
          (g) Other Benefits Plans, Fringe Benefits and Vacations. The Executive shall be eligible to participate in each of the Company’s present employee benefit plans, policies or arrangements and any such plans, policies or arrangements that the Company may maintain or establish during the Employment Term and receive all fringe benefits and vacations for which his position makes him eligible in accordance with the Company’s policies and the terms and provisions of such plans, policies or arrangements including, but not limited to, the following:
               (i) The Company shall provide to the Executive (whether through insurance or otherwise) long-term disability benefits in an amount such that the after-tax amount per year received by the Executive shall be equal to the after-tax amount of the Executive’s Base Salary in effect for the year in which the Executive becomes disabled. Such disability benefit shall be payable monthly, until the earlier of (1) the end of the Executive’s disability prior to his becoming Totally Disabled or (2) the Commencement Date of the Executive’s Retirement Benefit.
               (ii) The Company shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, or by any successor thereto, indemnify the Executive from and against any and all of the expenses, liabilities or other matters referred to in or covered by said Section. The Company shall advance expenses to the fullest extent permitted by said Section. The Company shall cover the Executive under such insurance policies as the Company may procure for executive liability and indemnification insurance, to the same extent and providing limits of liability, deductibles and exclusions as may be provided for the Company’s Senior Executive Officers and outside directors. (For purposes of this Agreement, the “Senior Executive Officers” of the Company shall be the four officers of the Company having the highest annual base salaries.) These covenants shall survive termination of this Agreement for any reason for a period of five years from the date of such termination.
               (iii) Each calendar year during the Employment Term, but without carryover from year to year (regardless of the Company’s general vacation policy), the Executive shall be entitled to vacation of not less than six weeks. The Executive hereby waives any right to vacation days accrued by the Executive prior to January 1, 2000, and agrees that, in lieu thereof, Executive will receive payment in the amount of $418,846 no later than December 31, 2008. This amount shall be subject to appropriate withholding taxes.

               The Company shall not terminate or change, in such a way as to affect adversely the Executive’s rights or reduce his benefits under any Company benefit plan, policy or arrangement now in effect or which may hereafter be established and in which the Executive is eligible to participate, including, without limitation, the Executive Officer Performance Based Compensation Plan, the Company’s Equity Plans, the Retirement Benefit, life insurance, medical and disability plans.
     4. Termination.
          (a) Death and Disability.
               (i) The Executive’s employment hereunder and the Employment Term shall terminate upon his death or upon his becoming Totally Disabled. For purposes of this Agreement, the Executive shall be “Totally Disabled” if he is physically or mentally incapacitated so as to render him incapable of performing his usual and customary duties as an executive for a period expected to last not less than 12 consecutive months during which he receives income replacement benefits from an employer-provided health and accident plan for at least twelve months. The Executive’s receipt of Social Security disability benefits shall be deemed conclusive evidence of Total Disability for purposes of this Agreement; provided, however, that in the absence of his receipt of such Social Security benefits, the Board of Directors of the Company may, in its reasonable discretion, but based upon appropriate medical evidence, determine that the Executive is Totally Disabled as provided in Treas. Reg. § 1.409A-3(i)(4).
               (ii) In the event of the Executive’s death (while Totally Disabled or otherwise) after his Retirement Benefit has commenced to be paid, the Company shall continue to pay such Retirement Benefit to his Beneficiary until five years after such commencement. If the Executive’s Retirement Benefit pursuant to Section 3(d) hereof has not commenced to be paid on the date of his death, such benefit shall commence to be paid to his Beneficiary on the first day of the month next following his date of death, as if such payments had commenced at his Commencement Date and shall continue for five years after his date of death. For purposes of this Agreement, the Executive’s “Beneficiary” shall be deemed to be his spouse; if his spouse predeceases him (or if he is not married at the time of his death), his Beneficiary shall be deemed to be his estate.
               (iii) If Executive dies or becomes Totally Disabled during the Employment Term, the Executive or his estate, as the case may be, shall be entitled to receive all benefits earned under the Performance Plans and Equity Plans as and for so long as provided in such plans.
          (b) For Cause. The Executive’s employment hereunder may be terminated for Cause. For purposes of this Agreement, the term “Cause” shall mean: (i) the Executive’s willful refusal to perform material duties reasonably required or requested of him hereunder (other than as a result of total or partial incapacity due to physical or mental illness) by the Board of Directors for 30 days after having received written notice of such refusal from the Board of Directors and having failed to commence to perform such duties within such period, (ii) the Executive’s commission of material acts of fraud, dishonesty or misrepresentation in the performance of his duties hereunder, (iii) any final, non-appealable conviction of Executive for an act or acts on the Executive’s part constituting a felony under the laws of the United States or any state thereof which results or was intended to result directly or indirectly in gain or personal enrichment by Executive at the expense of the Company, or (iv) any material uncured breach of the provisions of Sections 6(a) and 6(b) hereof which continues for 30 days after the Executive has received written notice of such breach. If the Executive’s employment is terminated for Cause, Executive shall be entitled only to the amount of his Base Salary earned through the date of termination, and shall not be entitled to any other amounts or benefits hereunder, including, but not limited to, his Retirement Benefit, incentive compensation, or medical insurance.
          (c) Without Cause. If the Executive’s employment hereunder is terminated without Cause (which shall include, without limitation, the Company’s election not to renew this Agreement pursuant to Section 2 hereof, the Company’s termination of the Performance Plans or the Company’s amendment of the Performance Plans to provide for payments to Executive in any calendar year which are less than the amount calculated in accordance with Article III of the Performance Plans, as the same may be amended from time to time) as soon as practicable (but not later than 30 days) after such termination, but in no event (other than for specified employee restrictions provided for below) later than two and one-half months after the end of the calendar year during which the Executive’s employment is terminated without Cause, he shall receive a lump sum cash payment equal to the sum of: (i) an amount equal to the aggregate Base Salary earned by him during the three years prior to such termination; and (ii) a cash amount equal to three hundred percent (300%) of the Annual Incentive Compensation (including any stock awards under the Performance Plans valued pursuant to the terms of the plans) which the Executive was paid pursuant to Section 3(b) hereof for the year prior to that in which such termination occurs. In addition, the Company shall pay Executive the Retirement Benefit payable in accordance with Section 3(d) in the amount of $2,000,000 per year, commencing on the date of termination and the vesting of all options, dividend equivalents and other rights granted to Executive under the Equity Incentive Plans and any other Company plans shall be accelerated so as to permit Executive fully to exercise all outstanding options and rights, if any, granted to Executive during the Employment Term pursuant to such plans. The Company shall also provide Executive and his spouse the medical insurance benefits described in Section 3(e).
          (d) Change in Control; Material Change.
               (i) If a Change in Control Event (as defined in Appendix A hereto) occurs, all options, dividend equivalents and other rights granted to Executive under the Equity Incentive Plans and any other Company plans shall be accelerated and shall become exercisable immediately prior to the occurrence of the transaction giving rise to the Change in Control Event at Executive’s election, so as to permit Executive fully to exercise all outstanding options and rights. In the event that such transaction fails to be consummated, Executive’s election pursuant hereto shall be of no effect and Executive’s options shall remain subject to the restrictions to which they were originally subject.
               (ii) If a Change in Control Event or a Material Change (as defined in Appendix A hereto) occurs, the Executive shall, if he so elects by written notice to the Company within two years after a Change in Control Event or within thirty days of a Material Change that is not corrected following notice, be entitled to terminate his employment, if not already terminated by the Company. In the event of the Executive’s election hereunder to terminate his employment due to a Change in Control Event, then the Executive shall receive the amounts set forth in Section 4(c) above, and the Executive shall be entitled to the accelerated vesting of all options and rights as provided in paragraph 4(d)(i) above and, at Executive’s election, in the event the Change in Control Event involves a two-tier tender offer, the Company will pay Executive the difference between the exercise price of the otherwise unvested options and the price offered in the first tier, or adjust the option terms to provide Executive with an equivalent value. In the event of the Executive’s election to terminate his employment due to a Material Change, or a termination of employment by the Company without Cause upon or within two years following a Change in Control Event, the Executive shall receive the amounts set forth in Section 4(c)(i) and (ii) above. In the event of the Executive’s election to terminate his employment due to a Change in Control, a Material Change or termination of employment by the company without cause, the Executive shall receive, with respect to the Retirement Benefit, and the Company shall pay to the Executive, in a lump sum cash payment, an amount equal to the actuarial present value (determined on the basis of the applicable mortality table and applicable interest rate as specified in Section 417(e)(3) of the Internal Revenue Code as of the effective date of the Executive’s termination date) of the Retirement Benefit payments payable to the Executive under Section 3(d), commencing on his termination date, and any such lump sum cash payment to the Executive shall be in complete discharge of the Company’s obligation with respect to the Executive’s Retirement Benefit.
               (iii) Notwithstanding anything to the contrary herein, if the aggregate amounts payable pursuant to subparagraph (ii) of this paragraph (d), either alone or together with any other payments which the Executive has the right to receive either directly or indirectly from the Company or any of its affiliates, would be subject to an excise tax as an “excess parachute payment” under Section 4999 of the Internal Revenue Code, the Executive hereby agrees that such aggregate amounts payable hereunder shall be paid in annual installments over the shortest period of time over which such aggregate amounts may be paid and not be treated as “excess parachute payments” under Section 4999. All determinations called for in this subparagraph (iii) shall be made by Ernst & Young LLP or such other independent public accounting firm with a national reputation as shall be selected by the Company. The Company shall bear all costs associated with obtaining such determinations.
     5. Specified Employee Status. Executive is likely to be a specified employee (as defined in Treas. Reg. §1.409A—1(i)) as of the date of a separation from service. Notwithstanding anything contained herein to the contrary, all payments hereunder that are subject to the restrictions contained in Section 409A of the Internal Revenue Code and are to be made due to a separation from service or Change in Control may not be made before the date that is six months after the date of separation from service (or, if earlier than the end of the six-month period, the date of the Executive’ death). For this purpose, if the Executive is not a specified employee as of the date of a separation from service, he will not be treated as subject to this requirement even if he would have become a specified employee had he continued to provide services through the next specified employee effective date. Similarly, if the Executive is treated as a specified employee as of the date of a separation from service, he will be subject to this requirement even if he would not have been treated as a specified employee after the next specified employee effective date had he continued providing services through the next specified employee effective date.

     6. Covenants.
          (a) Confidentiality. The Executive agrees that, during or at any time after the Employment Term, he shall not divulge, furnish or make accessible to any person, corporation, partnership, trust or other organization or entity, any information, trade secrets, technical data or know-how relating to the business, business practices, methods, attorney-client communications, pending or contemplated acquisitions or other transactions, products, processes, equipment or any confidential or secret aspect of the business of the Company without the prior written consent of the Company, unless such information shall have become public knowledge or shall have become known generally to competitors of the Company through sources other than the Executive.
          (b) Competitive Activity. Until the end of the Employment Term, and for a period of eighteen months beginning on (1) the last day of the Employment Term or (2) a termination of the Executive’s employment by the Company for Cause, the Executive shall not, without the written consent of the Board of Directors of the Company, directly or indirectly, knowingly engage or be interested in (as owner, partner, shareholder, employee, director, officer, agent, consultant or otherwise), with or without compensation, any business whose principal activities are in competition with the most important business activities engaged in or contemplated by the Company during the Employment Term and such eighteen month period. The most important business activities presently engaged in or contemplated by the Company include:
•	the acquisition and development of residential real estate for owner occupied single family detached housing;

•	construction of single family detached homes;

•	mortgage lending to purchasers of single family homes sold by the Company; and

•	the sale of insurance products to purchasers or owners of single-family homes sold by the Company.
A decision by the Company to enter a market in which the Executive has a pre-existing interest does not constitute competitive activity if, after the Company enters that market, the nature and extent of the Executive’s interest does not substantially change to the detriment of the Company and the Executive has provided the Company with written notice of the existence of the interest. Nothing herein, however, shall prohibit the Executive from acquiring or holding not more than ten percent (10%) of any class of publicly-traded securities of any such business.
          (c) Remedy for Breach. The Executive acknowledges that the provisions of this Section 6 are reasonable and necessary for the protection of the Company and that the Company will be irrevocably damaged if such covenants are not specifically enforced. Accordingly, the Executive agrees that, in addition to any other relief to which the Company may be entitled, the Company shall be entitled to seek and obtain injunctive relief (without the requirement of any bond) from a court of competent jurisdiction for the purposes of restraining the Executive from any actual or threatened breach of such covenants.

     7. Miscellaneous.
          (a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed in that State.
          (b) Notices. Any notice, consent or other communication made or given in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered by United States registered or certified mail, return receipt requested, to the parties at the following addresses or at such other address as a party may specify by notice to the other.
To the Executive:
Larry A. Mizel
c/o M.D.C. Holdings, Inc.
4350 South Monaco Street
Suite 500
Denver, CO 80237
To the Company:
M.D.C. Holdings, Inc.
4350 South Monaco Street
Suite 500
Denver, CO 80237
Attention: Michael Touff, General Counsel
          (c) Entire Agreement; Construction; Amendment. This Agreement shall supersede any and all existing agreements between the Executive and the Company or any of its affiliates or subsidiaries relating to the terms of his employment. The parties acknowledge that options have been granted to the Executive under the Equity Plans. Accordingly, to the extent the provisions of this Agreement may conflict with the Equity Plans, the Equity Plans shall control. To the extent the provisions of this Agreement may conflict with provisions in any option agreement or option certificate between the Executive and the Company, the provisions of this Agreement shall control. This Agreement may not be amended except by a written agreement signed by both parties.
          (d) Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
          (e) Assignment. Except as otherwise provided in this paragraph, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns. This Agreement shall not be assignable by the Executive, and shall be assignable by the Company only to any corporation or other entity resulting from the reorganization, merger or consolidation of the Company with any other corporation or entity or any corporation or entity to which the Company may sell all or substantially all of its assets, and it must be so assigned by the Company to, and accepted as binding upon it, by such other corporation or entity in connection with any such reorganization, merger, consolidation or sale.
          (f) Litigation Costs. In the event that the Executive shall successfully prosecute a proceeding to enforce any provision of this Agreement, in addition to any other relief awarded the Executive in such action, the parties agree that the decision rendered shall award the Executive all of his attorneys’ fees, disbursements and other costs incurred by the Executive in prosecuting such case.
          (g) Severability. If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.
     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, including Appendix A hereto, as evidence of their adoption as of the dates set forth above.

M.D.C. HOLDINGS, INC.

By: Name:	/s/ Christopher M. Anderson Christopher M. Anderson
Title:	Senior Vice President and Chief Financial Officer
Date:	September 26, 2008

EXECUTIVE

/s/ Larry A. Mizel

Name:	Larry A. Mizel
Date:	September 26, 2008

APPENDIX A
          This Appendix A is attached to and shall form a part of the Employment Agreement (the “Agreement”), dated as of October 1, 1997, previously restated as of February 26, 2003, and hereby further restated as of August 1, 2008, by and between M.D.C. HOLDINGS, INC. (the “Company”), and LARRY A. MIZEL (the “Executive”).
          (a) For purposes of the Agreement, a “Change in Control Event” shall occur if:
               (i) a report on Schedule 13D is filed with the Securities and Exchange Commission pursuant to Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) disclosing that any person (within the meaning of Section 13(d) of the Exchange Act), other than the Company (or one of its subsidiaries) or any employee benefit plan sponsored by the Company (or one of its subsidiaries), or any director of the Company as of the date of the Agreement or affiliate of such director, is the beneficial owner, directly or indirectly, of twenty percent (20%) or more of the combined voting power of the then-outstanding securities of the Company;
               (ii) any person (within the meaning of Section 13(d) of the Exchange Act), other than the Company (or one of its subsidiaries) or any employee benefit plan sponsored by the Company (or one of its subsidiaries), or any director of the Company as of the date of the Agreement or affiliate of such director, shall purchase securities pursuant to a tender offer or exchange offer to acquire any common stock of the Company (or securities convertible into common stock) for cash, securities or any other consideration, provided that after consummation of the offer, the person in question is the beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of twenty percent (20%) or more of the combined voting power of the then outstanding securities of the Company (as determined under paragraph (d) of Rule 13d-3 under the Exchange Act, in the case of rights to acquire common stock);
               (iii) the stockholders of the Company shall approve: (A) any consolidation or merger of the Company (1) in which the Company is not the continuing or surviving corporation; or (2) pursuant to which shares of common stock of the Company would be converted into cash, securities or other property; or: (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company; or
               (iv) there shall have been a change in a majority of the members of the Board of Directors of the Company within a twelve month period, unless the election or nomination for election by the Company’s stockholders of each new director during such twelve month period was approved by the vote of two-thirds of the directors then still in office who were directors at the beginning of such twelve month period.
          (b) For purposes of the Agreement, a “Material Change” shall occur if:
               (i) the Company makes any change in the Executive’s functions, duties or responsibilities from the positions that the Executive occupied on August 1, 2008 or, if

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the Agreement is renewed or extended, the date of the last renewal or extension, but only if such change would cause:
                    (A) the Executive to report to anyone other than the Board of Directors of the Company,
                    (B) the Executive to no longer be the Chairman of the Board and Chief Executive Officer of the Company or its successor,
                    (C) even if the Executive maintains the positions of Chairman of the Board and Chief Executive Officer, his responsibilities to be reduced (without his written permission) from those in effect on August 1, 2008 or the date of the last renewal or extension of the Agreement, as applicable, or
                    (D) the Executive’s position with the Company to become one of lesser importance or scope;
                    (E) the Company’s termination of the Performance Plans or the Company’s amendment of the Performance Plans to provide for payments to Executive in any calendar year which are less than the amount calculated in accordance with Article III of the Performance Plans.
               (ii) the Company assigns or reassigns the Executive to another place of employment at least fifty miles from his residence;
               (iii) the Company reduces the Executive’s Base Salary, annual or long-term incentive compensation or the manner in which such compensation is determined, or retirement benefits, or the Company breaches the terms of the Agreement; or
               (iv) a purchaser of all or substantially all of the Company’s assets or any successor or assignee of the Company fails to assume the Agreement.
It is intended that each of the foregoing conditions will be applied consistently with the requirements of the regulations under Section 409A of the Internal Revenue Code.

M.D.C. HOLDINGS, INC.

By: Name:	/s/ Christopher M. Anderson Christopher M. Anderson
Title:	Senior Vice President and Chief Financial Officer
Date:	September 26, 2008

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EXECUTIVE

/s/ Larry A. Mizel

Name:	Larry A. Mizel
Date:	September 26, 2008

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